EXHIBIT 10.20
PURCHASE AND SALE AGREEMENT
(Qualtrics Building)
This Purchase and Sale Agreement (this "Agreement") is made as of the "Effective Date" (defined below), between TIMP CAMPUS LLC, a Wyoming limited liability company ("Seller"), and QUALTRICS, LLC, a Delaware limited liability company ("Purchaser").
W I T N E S S E T H:
1.Certain Definitions. As used in this Agreement and any exhibits attached hereto, unless the context otherwise requires or as otherwise herein expressly provided, the following terms shall have the following meanings:
(a)Cash: Cash shall mean legal tender of the United States for the payment of debts, by wire transfer or other immediately available funds.
(b)Closing Date: The date agreed upon by Purchaser and Seller to close the transaction, no earlier than October 15, 2021 but no later than December 31, 2021.
(c)The “Initial Deposit” shall be the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), Cash. If this Agreement has not been terminated in accordance with Purchaser’s right to do so under Section 5 below, then Purchaser shall deliver to the Title company on or before the last day of the Inspection Period, an additional sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) Cash (the “Additional Deposit”). As used herein, the term “Earnest Money” shall mean the Initial Deposit and the Additional Deposit, together with any interest on such amounts. The Earnest Money shall be credited to the Purchase Price at the Closing (as defined in Section 9), except as otherwise provided in this Agreement.
(d)Effective Date: The date that this Agreement is fully executed by the parties and is received by the Title Company, as indicated by the Title Company Receipt attached to this Agreement.
(e)Property:
(i)Approximately 17.13 acres of land as more particularly described in Exhibit "A" attached hereto and incorporated by reference herein for all purposes (hereinafter called the "Land");
(ii)All buildings, structures, and improvements situated on the Land and all fixtures and other property owned by Seller and affixed thereto (the "Improvements"). The Improvements include an office building located at approximately 333 West River Park Drive, Provo, Utah;
(iii)Seller's right, title and interest in and to the rights and appurtenances pertaining to the Land and Improvements, including any right, title or interest of Seller in and to (A) easements, (B) reciprocal easement agreements,

(C) adjacent streets, alleys, rightsofway, and any adjacent strips and gores of real estate relating to the Land and Improvements, and (D) all rights, privileges, licenses, hereditaments and other appurtenances relating to any of the foregoing (hereinafter called the "Appurtenances");
(iv)The personal property (the "Personal Property") owned by Seller and itemized on Schedule 2 attached hereto and incorporated by this reference; and
(v)Seller's right, title and interest in and to all, if any, (A)  warranties, guaranties, indemnities, and claims owned by Seller against third parties and relating to the Property, (B) licenses, permits, water and sanitary sewer and utility capacity allocable to the Land and governmental approvals, including, but not limited to, development rights, (C) service and other contracts, including, but not limited to, common area maintenance agreements, to the extent agreed to be assumed by Purchaser, and (D) plans, drawings, specifications, surveys, engineering reports, and other technical descriptions, to the extent the same relates in any way to the design, construction, ownership, use, leasing, maintenance, service, or operation of the Land, Improvements, or Personal Property.
The Land, the Improvements, the Appurtenances, the Personal Property, and all the other aforesaid rights are hereinafter collectively called the "Property".
(f)Purchase Price: Sixty-Seven Million and No/100 Dollars($67,000,000.00).
(g)Parties:

Purchaser	Qualtrics, LLC 333 W. River Park Drive Provo, UT 84604 Attn: Legal Department Telephone No.: 385-203-4982 Fax No.: 866-562-9828 E-mail address: notice@qualtrics.com
with a copy to:	Holland & Hart LLP 222 S. Main Street, Ste. 2200 Salt Lake City, Utah 84101 Attn: Matt Wirthlin Telephone No.: (801) 799-58257 Fax No.: (801) 799-5700 E-mail address: mwirthlin@hollandhart.com
Seller:	Timp Campus LLC 148 S Redmond Street Jackson, WY 83001 Attn: Patrick Egbert or Cathy Handley Telephone No.: 801-521-1008 E-mail address: Patrick@aicpvt.com

(h)Purchaser’s Broker. Eric Woodley of Woodley Real Estate.
(i)Seller’s Broker. N/A
(j)Tenant Lease: The Lease Agreement between Seller, as landlord, and Qualtrics, LLC, as tenant and dated October 15, 2018.
(k)Title Company:
Utah First Title Company
592 S. State Street
Orem, Utah 84058
Attn: Chuck Walker
Telephone: 801—318-4988
Fax No.
Email Address: chuck@utahfirsttitle.com

2.Purchase and Sale. For the consideration hereinafter set forth, but subject to the terms, provisions, covenants and conditions herein contained, Seller hereby agrees to sell and convey, and Purchaser hereby agrees to purchase and pay the Purchase Price for, the Property payable all in Cash at the Closing.

3.Earnest Money. Within two (2) business days of the mutual execution of this Agreement, Purchaser will deposit with the Title Company, in Cash, the Initial Deposit. The Title Company shall, promptly upon receipt, place the Initial Deposit, and all other Earnest Money in an interest-bearing, FDICinsured account in an institution approved by Seller. The interest thus derived shall become part of the Earnest Money and shall be paid to the party entitled to the Earnest Money in accordance with the terms hereof. The Earnest Money plus all interest to accrue thereon shall be fully insured throughout the term of this Agreement by the Federal Deposit Insurance Corporation. If the sale hereunder is consummated in accordance with the terms hereof, then the Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of default hereunder by Purchaser or Seller, the Earnest Money shall be applied as provided herein. If this Agreement is terminated by Purchaser in accordance with Purchaser's right to do so under the terms hereof, then the Earnest Money shall be returned to Purchaser. The Title Company agrees to promptly deliver, or cause to be delivered, to Seller and Purchaser a written acknowledgment by the Title Company that a copy of this Agreement has been received by the Title Company and that the Earnest Money is being held by the Title Company pursuant to the terms of this Agreement. In the event Purchaser shall fail to deliver the Earnest Money in Cash with the Title Company within two (2) business days of the mutual execution of this Agreement, Seller shall have the right to terminate this Agreement.
4.Delivery/Availability of Information. Within five (5) days after the Effective Date, Seller, at its expense, shall, to the extent that such Due Diligence Materials are in Seller's possession or reasonable control (without having to incur any costs payable to a third party), deliver to Purchaser the documents or materials described on Schedule 1 attached hereto and made a part hereof (the "Due Diligence Materials"). Except to the extent specifically provided in Section 6(b) below, nothing in this Agreement shall constitute or be construed to constitute a warranty or representation by Seller with respect to the accuracy, completeness, sufficiency or quality of any of the Due Diligence Materials or a warranty or representation that such Due Diligence Materials disclose all material facts with respect to the Property or do not omit to disclose any material fact with respect to the Property. Seller will provide Purchaser with any updated Due Diligence Materials within three (3) business days after receipt of the same by Seller or its legal counsel.
5.Owner's Title Policy Commitment. Seller shall request the Title Company to deliver to Purchaser as soon as reasonably possible, but in no event later than ten (10) days after the Effective Date, a commitment for an extended coverage owner’s policy of title insurance (herein called the "Title Commitment") issued by the Title Company, together with copies of all documents referenced or excepted therein, showing the status of title to the Property according to the Title Company and committing to issue the owner's title policy to Purchaser called for under Section 9 of this Agreement. Seller shall pay for the costs charged by the Title Company for the issuance of the Title Commitment and delivery of the documents referenced or excepted therein and for the issuance of an extended coverage owner’s policy of title insurance at Closing. Purchaser shall pay any additional charges to the extent Purchaser desires any indorsements to the owner’s policy of title insurance and all charges associated with any title policy required by any lender providing financing to Purchaser. Purchaser shall, on or before the expiration of 7 days after receiving Title Commitment notify Seller in writing of either its approval of the Title

Commitment or its objection to requirements or exceptions that appear in the Title Commitment that are unacceptable to Purchaser, in Purchaser’s sole and absolute discretion ("Purchaser's Title Objections"). If Purchaser fails to so notify Seller of its approval of the Title Commitment or of Purchaser's Title Objections, Purchaser shall be deemed to have terminated this Agreement and shall be entitled to a refund of the entirety of the Earnest Money.
Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of Purchaser's Title Objections, except to remove (at Closing, out of the closing proceeds) any deeds of trust, liens or other encumbrances which were created by Seller and are capable of discharge by the payment of money, which Seller hereby agrees to cause to be removed at Closing. If Seller is unable or unwilling to eliminate or modify Purchaser's Title Objections to the reasonable satisfaction of Purchaser, Seller shall so notify Purchaser in writing not later than five (5) business days after receipt of Purchaser's Title Objections, and Purchaser may, as its sole and exclusive remedies, (i) terminate this Agreement by delivering written notice to Seller within five (5) business days after Purchaser's receipt of written notice from Seller that Seller is unwilling or unable to eliminate or modify Purchaser's Title Objections, or (ii) accept such title as Seller can deliver, without any reduction in the Purchase Price, in which event such uncured Purchaser's Title Objections shall be included in the term "Permitted Encumbrances". Seller's failure to respond in writing to Purchaser's Title Objections within the above-referenced five business day period shall be deemed Seller's refusal to eliminate or modify any of Purchaser's Title Objections.
If Purchaser does not elect to terminate this Agreement within the period described in the immediately preceding paragraph, Purchaser shall be deemed to have accepted all exceptions to title and all other matters shown on the Title Commitment, and such exceptions shall be included in the term "Permitted Encumbrances." In the event of termination pursuant to this Section 5, the parties shall have no further rights or obligations hereunder (except for those obligations which this Agreement expressly provides shall survive such termination), and the Earnest Money shall be returned to Purchaser.
The term "Permitted Encumbrances" as used herein includes: (A) any easement, right of way, encroachment, reservation, exception, encumbrance, restriction, condition, covenant or other matter with respect to the Property (except deeds of trust, liens or other encumbrances created by Seller and capable of discharge by the payment of money, each of which Seller shall cause to be removed pursuant to this Section 5) that is reflected or addressed on the Title Commitment to which Purchaser timely approves, or this Section 5 and (B) any uncured Purchaser's Title Objections that become Permitted Encumbrances pursuant to this Section 5 of this Agreement.
6.Representations, Warranties, and Covenants.
(a)Purchaser represents and warrants to Seller that:
(i)The execution and delivery by Purchaser of, and Purchaser's performance under, this Agreement, are within Purchaser's powers and have been duly authorized by all requisite parties, and that the person executing this Agreement on behalf of Purchaser has the authority to do so.
(ii)This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.
(iii)Performance of this Agreement will not result in any breach of, or constitute any default under, any agreement or other instrument to which Purchaser is a party or by which Purchaser might be bound.
Purchaser's representations and warranties in this Section 6(a) shall be true and correct as of the Effective Date, shall be deemed true and correct as of the Closing Date as if remade by separate certification at that time, and shall survive the Closing subject to the applicable statute of limitations. Between the Effective Date of this Agreement and the Closing Date, Purchaser shall have the right to deliver to Seller supplemental statements indicating any changes to the foregoing representations and warranties that Purchaser has discovered; provided that no such supplemental statement shall be deemed to cure a prior breach of such representations and warranties. Seller shall have a period of five (5) business days from and after receipt of any such supplemental statement (or, if the date of Closing is less than five (5) business days from the day on which Seller receives any such supplemental statement, the period from Seller's receipt until Closing) to notify Purchaser in writing of Seller's election to terminate this Agreement whereupon the Title Company shall return the Earnest Money to Purchaser and both parties will be relieved of any further obligations hereunder, except to the extent of prior breaches with respect to such updated representations and warranties and except for those obligations which expressly survive any termination hereof. In the event Seller does not so terminate this Agreement within such period, Seller shall be deemed to have accepted any changes to the foregoing representations and warranties set forth in the supplemental statement delivered by Purchaser and Seller shall have no further right to object to such changes.
(b)Seller represents and warrants to Purchaser that:
(i)The execution and delivery by Seller of, and Seller's performance under, this Agreement, are within Seller's powers and have been duly authorized by all requisite parties, and that the person executing this Agreement on behalf of Seller has the authority to do so.
(ii)This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.
(iii)Performance of this Agreement will not result in any breach of, or constitute any default under, any agreement or other instrument to which Seller is a party or by which Seller is bound.

(iv)There are no leases, licenses or other rights to occupy any portion of the Property in existence other than the Tenant Lease, or as evidenced or disclosed by the Title Commitment, Survey, or any of the Due Diligence Materials.
(v)There is no currently pending litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind that has been served or delivered upon Seller relating to the Property or any part thereof, or to Seller's Actual Knowledge (as defined below), which is threatened against or involves the Property or any part thereof.
(vi)There are no service or other contracts for the Property which are, or will be, a binding obligation of Purchaser or that could create a lien, leasehold or other possessory interest, security interest, or encumbrance in or against the Property or any part thereof after the Closing, other than those service contracts set forth on Schedule 3 attached hereto, Seller has delivered to Purchaser true, correct and complete copies thereof, and neither Seller, nor to Seller's Actual Knowledge, any other party to such service contracts, are in default under such service contracts in any material respect.
(vii)Except as disclosed in the Due Diligence Materials, Seller has not received written notice of any violations of Environmental Laws applicable to the Property or the ownership, use or occupancy thereof, and to Seller's Actual Knowledge, there are no current violations of any such laws. As used herein, the term "Environmental Laws" means any and all federal, state and local statutes, codes, laws, regulations, permits, ordinances, orders, decrees, or other requirements governing, controlling, or regulating Hazardous Substances. The term "Hazardous Substances" means any substance or material that is regulated as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and reauthorized to date ("CERCLA"), the Resource Conservation and Recovery Act, as amended and reauthorized to date ("RCRA"), the Federal Water Pollution Control Act, as amended and reauthorized to date ("FWPCA"), or the Hazardous Materials Transportation Act, as amended and reauthorized to date ("HMTA"), and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter or medical waste.
(viii)Seller has no employees at the Property whose employment will become the obligation of Purchaser subsequent to the Closing.
(ix)Seller has not made an assignment for the benefit of creditors nor has Seller filed or had filed against it any petition in bankruptcy.

(x)To Seller’s Actual Knowledge, Seller has received no written notice from governmental authorities of any material violations of any law or governmental regulation, statute, ordinance, code, rule or regulation applicable to the Property.
(xi)To Seller's Actual Knowledge, no condemnation proceedings relating to the Property or any portion thereof are pending or threatened in writing.
(xii)Seller is in compliance in all material respects with any and all contracts affecting the Property, including, but not limited to, any reciprocal easement agreements and common area maintenance agreements, and neither Seller, nor to Seller's Actual Knowledge, any other party to such contracts, are in default under such contracts.
(xiii)To Seller’s Actual Knowledge, the Improvements are in good operating condition and repair. To Seller’s Actual Knowledge, all equipment, systems and appliances related to the Property (including any heating, ventilation, plumbing, elevators and lifts, electrical and air conditioning systems, as well as all wiring, paving, roofing and other such aspects of the Property and all elevator and lift equipment and systems) are in good working order, and Seller has no notice that any such equipment, systems or appliances are in other than good operating condition and repair.
(xiv)To Seller’s Actual Knowledge, there are no material latent defects or material adverse facts that exist with respect to the physical condition of the Property, including, without limitation, adverse soil conditions.
(xv)Seller is not a foreign person, as that term is defined in Section 1445 and 7701 of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, and that (i) Seller, nor any person or entity that directly owns a 10% or greater equity interest in Seller nor any of its officers, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, including those parties names on the OFAC’s Specially Designated and Blocked Persons List and those covered pursuant to Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; and (ii) that Seller’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or USA Patriot Act, or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Acts”).
Whenever set forth in this Agreement, the phrase "Actual Knowledge" shall be deemed to mean only the current actual (and not constructive, imputed or implied) knowledge of

Patrick Egbert, Joe Brown and Dave Hunter . Seller warrants and represents to Purchaser that Patrick Egbert, Joe Brown and Dave Hunter are the persons who, in the normal course of the operations of Seller, would have knowledge of the facts that are the subject of the warranties and representations made in this Section 6(b). With reference to warranties and representations made subject to Seller’s Actual Knowledge (or words of similar import), in no event shall Seller be liable for the inaccuracy of the underlying warranty or representation if Seller had no Actual Knowledge of the inaccuracy at the time of making the warranty or representation, unless Seller obtains Actual Knowledge of such inaccuracy subsequent to the making of the warranty or representation and fails to deliver a supplemental statement to Purchaser as required by the next succeeding paragraph.
Seller's representations and warranties in this Section 6(b) shall be true and correct as of the Effective Date, shall be deemed true and correct as of the Closing Date as if remade by separate certification at that time. The representations and warranties under Section 6(b)(i), 6(b)(ii) and 6(b)(iii) shall survive the Closing subject to the applicable statute of limitations, and Seller's remaining representations and warranties in this Section 6(b) shall survive the Closing for a period of one (1) year following the Closing Date. Between the Effective Date of this Agreement and the Closing Date, Seller shall have the right to deliver to Purchaser supplemental statements indicating any changes to the foregoing representations and warranties that Seller has discovered; provided that no such supplemental statement shall be deemed to cure a prior breach of such representations and warranties. Purchaser shall have a period of five (5) business days from and after receipt of any such supplemental statement (or, if the date of Closing is less than five (5) business days from the day on which Purchaser receives any such supplemental statement, the period from Purchaser's receipt until Closing) to notify Seller in writing of Purchaser's election to terminate this Agreement whereupon the Title Company shall return the Earnest Money to Purchaser and both parties will be relieved of any further obligations hereunder, except to the extent of prior breaches with respect to such updated representations and warranties and except for those obligations which expressly survive any termination hereof. In the event Purchaser does not so terminate this Agreement within such period, Purchaser shall be deemed to have accepted any changes to the foregoing representations and warranties set forth in the supplemental statement delivered by Seller, and Purchaser will have no further right to object to such changes.
(c)From the Effective Date to the date of Closing or termination of this Agreement pursuant to its terms, Seller, at Seller's sole expense:
(i)Shall manage, operate, maintain, repair, and insure the Property in the ordinary course of business in accordance with Seller's current practices (which obligation shall not include any obligation to make any capital expenditure) and shall not enter into any agreement or contract for the operation or maintenance of the Property or any part thereof that is, or will be, a binding obligation of Purchaser or that could create a lien, leasehold or other possessory interest, security interest, or encumbrance in or against the Property or any part thereof after the Closing; or
(ii)Shall not cause or permit any liens, encumbrances, easements, restrictions or other items to be recorded against the Property or any part thereof, in each case without the prior consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)During the term of this Agreement, Seller may leave the Property on the market, but shall not solicit or accept any offers to purchase the Property from any person or party other than Purchaser. Seller shall not enter into any discussions or negotiations with any person or party other than Purchaser with respect to any such purchase or sale of the Property or enter into any agreements or contracts (other than this Agreement) with respect to any such purchase.
(e)Seller, Purchaser, and Qualtrics, LLC agree as follows:
(i)The parties agree that concurrently with the Closing, Seller and Qualtrics, LLC will terminate the Tenant Lease and all of the right, title, and interest of Qualtrics, LLC to the Property under the Tenant Lease.
By executing a copy of this Agreement in the space indicated below, Seller and Qualtrics, LLC each agree to perform their respective obligations under this Section 6(e).
7.Conditions to Purchaser's Obligations. It shall be a condition precedent to Purchaser's obligations hereunder (unless waived by Purchaser) that:
(a)Seller shall have substantially performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Seller;
(b)There shall have been no breach in any material respect of Seller's representations and warranties prior to, or as of, the Closing;
(c)As of the Closing, there shall not be any of the following by or against or with respect to Seller: (1) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law, (2) the appointment of a trustee or receiver of any property interest, or (3) an assignment for the benefit of creditors; and
(d)The Tenant Lease shall have been terminated in accordance with the provisions of this Agreement and the Tenant Lease.
8.Conditions to Seller’s Obligations. It shall be a condition precedent to Seller's obligations hereunder (unless waived by Seller) that:

(a)Purchaser shall have substantially performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Purchaser;
(b)There shall have been no breach in any material respect of Purchaser's representations and warranties prior to, or as of, the Closing;
(c)As of the Closing, there shall not be any of the following by or against or with respect to Purchaser: (1) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law, (2) the appointment of a trustee or receiver of any property interest, or (3) an assignment for the benefit of creditors; and
9.The Closing. The closing (the "Closing") of this transaction shall take place on the Closing Date at a time acceptable to Purchaser and Seller, at the offices of the Title Company; provided, however, that Purchaser and Seller reserve the right to close this transaction on the Closing Date by delivering appropriate escrow instructions to the Title Company. At or prior to the Closing, the following shall occur:
(a)Seller shall deliver to Purchaser a duly executed and acknowledged special warranty deed (the "Deed") in the form attached hereto as Exhibit "B" subject only to the Permitted Encumbrances and taxes for the year of Closing, payment of which shall be prorated as herein set forth and assumed by Purchaser.
(b)Seller shall deliver a Bill of Sale and Assignment in the form attached hereto as Exhibit "C" conveying all Personal Property to Purchaser.
(c)Seller shall execute and deliver to the Title Company any and all affidavits, certificates or other documents reasonably required by the Title Company in order to cause the Title Company to issue at the Closing to Purchaser an extended coverage owner’s policy of title insurance with respect to the Property in the form and condition required by this Agreement and otherwise reasonably acceptable to Purchaser (it being understood that Purchaser will provide any certificates or undertakings reasonably required in order to induce the Title Company to insure over any “gap” period resulting from any delay in recording of documents or later-dating the title-insurance file)
(d)Purchaser shall deliver to the Title Company, for the account of the Seller, the Purchase Price in Cash, plus or minus applicable prorations determined in a manner consistent with this Agreement.
(e)The Title Company shall be committed to deliver to Purchaser at or as soon as practicable after the Closing, an owner's title policy with extended coverage issued by the Title Company in the amount of the Purchase Price insuring that Purchaser owns fee simple title to the Property, subject to no exceptions, other than (i) the Permitted Encumbrances, and (ii) the rights of the tenant under the Tenant Lease together with such endorsements as Purchaser may request. Seller shall pay for the cost of the extended coverage owner’s policy of title insurance and Purchaser shall pay for the cost of any endorsements that are expressly required by Purchaser (except to the extent that such endorsements have been required by Purchaser (and agreed to by Seller) in connection with curing any of Purchaser’s Title Objections or Purchaser’s Survey Exceptions).
(f)Real estate taxes for the then current year relating to the Property shall be prorated as of the Closing Date. If the Closing shall occur before the actual taxes for the then current year are known, the apportionment of taxes shall be upon the basis of taxes for the Property for the immediately preceding year and such proration shall be final for all purposes as of the Closing Date. All special taxes or assessments actually assessed prior to the Closing Date shall be prorated as set forth above, and those assessed after the Closing Date shall be paid by Purchaser.
(g)Seller and Purchaser acknowledge that utilities (e.g., gas, electricity, and water, but not telephone or internet) are currently maintained in the name of Qualtrics, LLC pursuant to the Tenant Lease and that utilities will continue to be maintained in the name of Qualtrics, LLC after the Closing. All sums due for utilities will be paid by Qualtrics, LLC.
(h)All other income and expenses, including, without limitation, insurance, from the Property shall be prorated so that Seller is entitled to such income (and shall bear such expenses) prior to the Closing Date; and Purchaser is entitled to such income (and shall bear such expenses) on and after the Closing Date.
(i)To the extent that information for any proration herein is not available at the Closing, such proration shall be based on the most recent invoice or statement available, and such proration shall be final for all purposes as of the Closing Date.
(j)To the extent the Seller has possession thereof, the Seller will deliver to Purchaser all keys and combinations to locks and other security devices located on the Property, and all other items in the Seller or the Seller's agent's possession constituting the Property.
(k)To the extent the Seller has possession thereof, the Seller will deliver to Purchaser originals or copies of all licenses, permits, and governmental certificates and approvals relating to the Property in Seller's possession or control.
(l)Seller and Purchaser shall execute and send letters to all utility companies advising of the change of ownership of the Property and an assignment to Purchaser of all utility capacity (if any) allocated to the Property.
(m)Any other Closing fees charged by the Title Company (which fees shall be reasonable and consistent with other charges customarily incurred to close similar transactions in the state and county in which the Property is located) shall be paid one-half (1/2) by Seller and one-half (1/2) by Purchaser. Seller shall pay for all fees for the recording of the deed, all documentary stamps, transfer taxes, and similar taxes and fees.

Each party shall be responsible for the payment of its own attorneys' fees incurred in connection with the transaction which is the subject of this Agreement.
(n)Possession of the Property shall be given to Purchaser, subject to the Permitted Encumbrances.
(o)Seller shall deliver to Purchaser a "non-foreign affidavit" acknowledging that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code.
(p)Purchaser and Seller shall deliver to each other such documentary and other evidence as may be reasonably required by them or the Title Company evidencing the status and capacity of Purchaser or Seller and the authority of the person or persons who are executing the various documents on behalf of Purchaser or Seller in connection with this Agreement.
10.Casualty Damage to Property. Seller agrees to give Purchaser prompt notice, after Seller is notified, of any fire or other casualty occurring at the Property between the Effective Date and the Closing. If prior to the Closing there shall occur damage to the Property caused by fire or other casualty, which would cost twenty percent (20%) of the Purchase Price or more to repair based on Seller's reasonable estimate, then, in such event, Purchaser, at its option, may terminate its obligations under this Agreement by written notice given to Seller within seven (7) days after Purchaser has received the notice referred to above or on the Closing Date, whichever is earlier. If Purchaser does not so elect to terminate its obligations under this Agreement, then the Closing shall take place as provided herein, without reduction of the Purchase Price and there shall be assigned to Purchaser at Closing all interest of the Seller in and to any insurance proceeds which may be payable to Seller on account of such occurrence and Seller shall pay to Purchaser the amount of any deductible under such insurance. If prior to the Closing there shall occur, damage to the property caused by fire or other casualty which would cost less than twenty percent (20%) of the Purchase Price based on Seller's reasonable estimate, then, and in any such event, Purchaser shall have no right to terminate its obligations under this Agreement, but there shall be assigned to Purchaser at Closing all interests of the Seller in and to any insurance proceeds which may be payable to Seller on account of any such occurrence and Seller shall pay to Purchaser the amount of any deductible under such insurance.
11.Condemnation. If at any time prior to the Closing, all or any portion of the Property is taken by condemnation or legal proceedings commenced under the power of eminent domain, Seller shall give Purchaser written notice of such fact, and shall furnish to Purchaser copies of all notices received by Seller pertaining thereto. Purchaser shall have the right, within seven (7) days after the receipt of such notice or on the Closing Date, whichever is earlier, to terminate this Agreement by written notice to Seller, in which event Purchaser shall be entitled to the return of its Earnest Money, and neither Seller nor Purchaser shall have any further obligations hereunder, except for those provisions which survive termination of this Agreement. If this Agreement is not so terminated, Purchaser shall be obligated to proceed with the Closing hereunder and all damage awarded for the taking of all or a portion of the Property by the court with jurisdiction over such condemnation action shall belong to the Purchaser. The Purchase Price will not be abated or reduced on account of any such proceedings.
12.Remedies.
(a)Purchaser's Remedies.
(i)Except as provided below Section 12(a)(ii) below, if Seller breaches any warranty or representation contained in this Agreement or defaults in the performance of any condition to be complied with or any covenant, agreement or obligation to be performed by Seller under the terms and provisions of this Agreement, and such breach or default continues for ten (10) days after written notice from Purchaser to Seller, Purchaser, as Purchaser's sole and exclusive remedy, shall be entitled to: (i) terminate this Agreement by giving written notice thereof to Seller, whereupon the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations under this Agreement unless expressly provided otherwise in this Agreement; or (ii) enforce specific performance of Seller's obligations under this Agreement; provided, however, that if, due to any act of Seller, specific performance is impossible or the applicable trier of fact determines that, because of such act, specific performance is not an appropriate or available remedy, Purchaser shall have the right to exercise any and all remedies available to Purchaser at law and in equity. In the event of a termination by Purchaser under (i) above, Purchaser may bring an action to recover from Seller, Purchaser's actual and reasonable out-of-pocket expenses paid or incurred by Purchaser in connection with this Agreement in an amount not to exceed Twenty Thousand and No/100 Dollars ($20,000.00), inclusive of attorneys’ fees and costs.
(ii)The limitations set forth above in this Section 12(a)(i) above shall not apply to a default by Seller under (1) Section 6(b), but only to the extent that such default occurs at or after the Closing (including with respect to the representations and warranties of Seller contained in Section 6(b) that are deemed pursuant to the provisions of Section 6(b) to be restated and true and correct as of the Closing Date), (2) any other covenant of Seller under this Agreement which, pursuant to the express provisions of this Agreement, survives the Closing, but only to the extent that such default occurs at or after the Closing. Seller's total liability to Purchaser for any and all breaches occurring at or after the Closing of any covenant, representation and warranty, or other obligation or liability contained in this Agreement shall not exceed One Million and No/100 Dollars ($1,000,000.00), in the aggregate, but inclusive of attorneys’ fees and costs; provided, however, Purchaser shall have no right to assert a claim or bring a cause of action against Seller for any breach of any covenant, representation and warranty, or other obligation or liability contained in this Agreement or any certificate, assignment or other document delivered in connection with this Agreement unless the damage to Purchaser as a result of such claim (individually or when combined with damages from other claims described in this Section) equals or exceeds Fifty Thousand Dollars ($50,000.00).
(b)Seller's Remedies. Except as provided below in this Section 12(b), in the event Purchaser breaches any warranty or representation contained in this Agreement or fails to comply with or perform any of the covenants, agreements or obligations to be performed by Purchaser under the terms and provisions of this Agreement and such breach or default continues for ten (10) days after written notice from Seller to Purchaser, the Earnest Money shall become due to Seller as full liquidated damages and as Seller's sole and exclusive remedy, whereupon this Agreement shall automatically terminate. Purchaser and Seller acknowledge that it would be difficult or impossible to ascertain the actual damages suffered by Seller as a result of any such default by Purchaser and agree that such liquidated damages are a reasonable estimate of such damages. Notwithstanding anything to the contrary in this Section 12(b), the limitations set forth above in this Section 12(b) shall not apply to a default by Purchaser under (1) any other covenant of Purchaser under this Agreement which, pursuant to the express provisions of this Agreement, survives the Closing, but only to the extent that such default occurs at or after the Closing, or (2) any document delivered by Purchaser at the Closing.
(c)Notwithstanding anything to the contrary in this Agreement, in no event shall either Seller or Purchaser be liable for any special, incidental, consequential, or punitive damages whatsoever (including, without limitation, loss of business profits or opportunity) arising from or relating to this Agreement or any duty to be performed under or arising from this Agreement and by execution of this Agreement, Purchaser and Seller each waives any right to claim or seek any such damages.
(d)The provisions of this Section 2 shall survive the Closing or any termination of this Agreement.
13.Waiving of Jury Trial. TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, ALL PARTIES WAIVE THE RIGHT TO A JURY TRIAL IN THE EVENT OF LITIGATION.
14.Governing Law. The laws of the state in which the Property is located will govern the validity, construction, interpretation and enforcement of this Agreement.
15.Notice. Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) United States mail, postage prepaid, registered or certified mail, (d) facsimile or email (provided that such facsimile or email is followed by mail or delivery) addressed to the respective addresses set forth in Section 1 above, or to such other address within the continental United States or to the attention of such other persons as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of fax upon receipt.
16.Assignment. Purchaser may assign this Agreement at any time to any entity that is related to Purchaser (a "Permitted Assignment"). Other than a Permitted Assignment, Purchaser may not assign its interest in this Agreement without obtaining the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. Purchaser hereby agrees that any assignment by Purchaser in contravention of this provision shall be void and shall not relieve Purchaser of its obligations and liabilities hereunder.
17.No Representations. EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, AND EXCEPT AS TO THE WARRANTY OF TITLE AS EXPRESSLY SET FORTH IN THE DEED TO BE DELIVERED AT CLOSING, THE PROPERTY IS TO BE SOLD "ASIS," "WHEREIS," AND "WITH ALL FAULTS" AND SELLER MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, ITS PHYSICAL CONDITION, INCOME TO BE DERIVED THEREFROM OR EXPENSES TO BE INCURRED WITH RESPECT THERETO, OR WITH RESPECT TO THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS, RULES, ORDINANCES OR REGULATIONS (INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH AND/OR THE ENVIRONMENT) AND PURCHASER EXPRESSLY WAIVES THE RIGHT TO ASSERT ANY CLAIMS WITH RESPECT TO ANY SUCH MATTERS AND RELEASES SELLER FROM ANY LIABILITY WITH RESPECT THERETO. THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY. ANY SUIT BY PURCHASER FOR ANY BREACH BY SELLER OF ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED HEREIN MUST BE FILED ON OR BEFORE ONE YEAR AND ONE (1) DAY AFTER THE CLOSING DATE OR IT SHALL BE FOREVER BARRED. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.
18.Commissions. It is understood that Eric Woodley of Woodley Real Estate is representing the Purchaser in this transaction. Purchaser has agreed to pay Woodley Real Estate a sales commission with respect to the sale of the Property pursuant to this Agreement. Purchaser shall indemnify, defend and hold harmless Seller from and against all claims, liabilities, costs, damages, and expenses (including, without limitation, attorneys' fees and costs) arising out of any claim for the foregoing payment in connection with this transaction. Except for the foregoing Broker, it is understood that neither Seller nor Purchaser has engaged any other broker or finder in connection with this transaction. Each party shall indemnify, defend and hold harmless, the other from and against all claims, liabilities, costs, damages and expenses (including, without limitation, attorneys' fees and costs) resulting from or arising out of any claims for fees, costs, or commissions arising out of any contract or commitment made by or through the indemnifying party with any broker or finder other than the foregoing Broker. The obligations of the parties under this Section shall survive the Closing or the earlier termination of this Agreement.
19.Attorneys' Fees and Legal Expenses. Should either party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys' fees and all court costs in connection with said proceedings.
20.Section Headings. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.
21.Entire Agreement. This Agreement embodies the entire agreement between the parties hereto and supersedes any prior understandings or written or oral agreements between the parties concerning the Property. This Agreement cannot be varied, modified, amended or altered except by the written agreement of the parties.
22.Applicability. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, except as expressly set forth herein.
23.Time. Time is of the essence in the performance of the parties' obligations under this Agreement.
24.Gender and Number. Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires.
25.Reporting of Foreign Investment. Seller and Purchaser agree to comply with any and all reporting requirements applicable to the transaction which is the subject of this Agreement which are set forth in any law, including, but not limited to, The International Investment Survey Act of 1976, The Agricultural Foreign Investment Disclosure Act of 1978, The Foreign Investment in Real Property Tax Act of 1980 and the Tax Reform Act of 1984, and further agree upon request of one party to furnish the other party with evidence of such compliance.
26.Allocation of Purchase Price. The parties shall use good faith efforts to agree upon the allocation of the Purchase Price to the various classes of assets included within the Property priorto 21 days after the Effective date of this agreement.. Allocations made pursuant to this Section 6 shall be used by the parties for all tax and other government reporting purposes. To the extent the parties do not agree on allocations of the Purchase Price, each party shall be free to allocate for its own uses such Purchase Price in its sole discretion.
27.Exhibits. All exhibits described herein and attached hereto are fully incorporated into this Agreement by this reference for all purposes.

28.Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original. Facsimile, .pdf or electronic signatures shall be considered valid, binding and effective for all purposes.
29.Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and prior to the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent public disclosure of this transaction, other than (a) to partners or joint venturers owning interests in the parties, and employees, attorneys, accountants, agents and affiliates of the parties who are involved in the ordinary course of business with this transaction, all of which shall be instructed to comply with the nondisclosure provisions hereof, (b) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction, and (c) in any filings with governmental authorities required by reason of the transactions provided for herein.
30.Prohibition Against Recordation. This Agreement is not to be recorded. If this Agreement or any memorandum or affidavit of this Agreement is filed for record by Purchaser in the county where the Property is located, then, notwithstanding any provision hereof, Seller shall have the sole and exclusive right to terminate this Agreement by written notice filed of record in the county where the Property is located, whereupon the Earnest Money shall be forfeited to Seller as liquidated damages. In addition, if this Agreement is filed for record by Purchaser, Purchaser agrees to immediately execute a release of this Agreement in recordable form, and all parties hereto shall thereupon automatically be fully and finally released from all provisions of this Agreement, other than the provisions which survive termination of this Agreement.
31.Holidays. If any day for performance of a party's obligations hereunder falls on a Saturday, Sunday, or other legal holiday, the day for performance of such obligation shall be extended to the next business day. For purposes of this Agreement, the term "business day" shall mean any day that is not a Saturday, Sunday, or other legal holiday (a legal holiday being any day on which the United States Postal Service does not deliver first class mail).
32.Rule of Construction. Purchaser and Seller have each read and fully understand the terms of this Agreement, and each has had the opportunity to have this Agreement reviewed by its own counsel. The rule of construction providing that ambiguities in an agreement shall be construed against the party drafting the same shall not apply.
33. 1031 Exchange. Seller’s sale of the Property may be a part of a tax-deferred exchange to Seller. If so, then Seller shall notify Purchaser of such fact at least ten (10) days prior to the Closing Date. In connection therewith, Purchaser agrees to execute such documents as may be reasonably acceptable to Purchaser and as may be reasonably necessary to accommodate the tax-deferred exchange, and to otherwise cooperate with Seller, provided such exchange does not result in any delay or postponement of Closing and Purchaser does not incur any additional costs as a result of such exchange, and provided further that Purchaser shall not be required to take title to any exchange property or to assume any liability in connection therewith.
[SIGNATURES ON FOLLOWING PAGE]

    IN WITNESS WHEREOF, this Agreement is executed in multiple originals with an Effective Date as defined in Section 1 hereof.
SELLER:

TIMP CAMPUSLLC, a Wyoming limited liability company

DATE: August 31, 2021
By:    /s/ Matt Ireland
Name:      Matt Ireland
Title:     Manager

PURCHASER:

QUALTRICS, LLC, a Delaware limited liability company

DATE: August 30, 2021
By:    /s/ Amy Rose
Name:     Amy Rose
Title:    Corporate Counsel

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

DATE: August 30, 2021

The undersigned Qualtrics, LLC, hereby (i) agrees to be bound by all obligations of Qualtrics, LLC, arising under Section 6(e) above and (ii) confirms in all material respects the accuracy of all representations and warranties made by Purchaser with respect to Qualtrics, LLC, in said Section 6(e):

QUALTRICS, LLC

By:    /s/ Amy Rose
Name:     Amy Rose
Title:    Corporate Counsel

TITLE COMPANY RECEIPT
The undersigned Title Company hereby acknowledges receipt of (1) a counterpart of this Agreement, and (2) Purchaser's covenant to deliver the Earnest Money referred to in Section 3 of the Agreement. The Title Company agrees to hold and disburse the Earnest Money in accordance with the provisions of this Agreement. The Title Company further agrees that it shall be responsible for all reporting to the Internal Revenue Service relating to the transaction contemplated by this Agreement that is required under Section 6045 of the Internal Revenue Code of 1986, as amended.
EXECUTED as of the 31 day of August, 2021.

By:    /s/ Charles S. Walker
Name:        Charles Walker
Title:        President

LIST OF EXHIBITS AND SCHEDULES
Schedule 1    -    Due Diligence Materials
Schedule 2    -    Personal Property
Schedule 3    -    Service Contracts
Exhibit "A"     -    Land
Exhibit "B"    -    Deed
Exhibit "C"    -    Bill of Sale